EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of November 15, 2013 (the “Effective Date”), is made by and Michael J. Borkowski (“Executive”) an individual at 6365 Collins Ave, Suite 3403, Miami Beach, Florida 33141 and Eaton Scientific Systems Inc., a Nevada corporation (the “Company”) at 9595 Wilshire Blvd Suite 900 Beverly Hills, CA 90212.

WHEREAS, Executive will be employed by the Company as its Chief Executive Officer (CEO) and will continue to maintain the position as sole director of the Company until such time as new directors are elected to the Board.

WHEREAS, the Board of Directors of the Company desire to enter into an employment agreement with Executive, which employment agreement from November 15, 2013 through November 15, 2014; and

WHEREAS, the agreed upon terms and conditions of Executive’s continued employment are embodied in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

Section 1. Employment and Duties.  On the terms and subject to the conditions set forth in this Agreement, subject to the approval and ratification of Board of Directors, such approvals to be obtained prior November 15, 2013 to the Effective Date, the Company agrees to employ Executive as its Chief Executive Officer to render such services as would be customary and to render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position listed above.

Section 2.  Performance.  (a) Executive accepts the employment as set forth in Section 1 herein and agrees to concentrate such time and effort to the performance of the services described therein, including the performance of such other services and responsibilities as the Board of Directors of the Company may from time to time stipulate and which shall not be inconsistent with the position listed above.

(b) Without limiting the generality of the foregoing, Executive shall devote such time as may be necessary to discharge his duties under this agreement.  Executive further agrees that when the performance of his duties reasonably requires, he shall be present on the Company’s premises or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.

Section 3.  Other Commercial Engagements.  The Company acknowledges and agrees that Executive presently has and may assume additional commercial engagements, and commitments outside of Executive’s work for Company during the term of this Agreement.

Section 4.  Term/Termination.

4.1 Term. The term of employment under this Agreement (the “Employment Period”) shall commence on November 15, 2013 and terminate on November 15, 2014, unless earlier terminated pursuant to the termination provisions set forth herein. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Executive’s employment may be terminated by the Company only for Due Cause (as hereinafter defined). At the end of the Employment Period, the continuation of Executive’s employment with the Company shall be at the will of the Company and Executive on terms and conditions agreed to by the Company and Executive and there shall be no obligation on the part of the Company or Executive to continue such employment, provided, however, that not later than November 1, 2014, the Company and Executive shall provide to each other reasonably specific notice of their respective intentions with regard to continuation of Executive’s employment subsequent to the Employment Period.

4.2 Termination for Due Cause. The Employment Period may be terminated for Due Cause only for the following reasons and upon the terms and conditions set forth in this Section 4.2. The Company, by a vote of a majority of the Board of Directors (a “Termination Vote”) may terminate the Employment Period, effective upon written notice of such termination to Executive, such notice made pursuant to Section 8 herein, in the event of (i) a material breach by Executive of his fiduciary duty or of his covenants under this Agreement if such material breach is not remedied within fifteen (15) calendar days following written notice by the Company; (ii) the failure of Executive to comply with any material term of this Agreement which materially adversely affects the Company; (iii) commission by Executive of theft or embezzlement of property of the Company or other acts of dishonesty of a material nature and/or commission by Executive of a crime resulting in a material injury to the businesses, properties or reputations of the Company or any of its affiliates; (iv) commission of an act by Executive in the performance of his duties hereunder reasonably determined by a majority of the board of directors of the Company to constitute gross, willful or wanton negligence; (v) willful refusal to perform or substantial neglect of the duties assigned to Executive pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within fifteen (15) calendar days following written notice by the Company; or (vi) any significant violation of any statutory or common law duty of loyalty to the Company or its affiliates. All compensation paid to Executive shall immediately cease upon termination for Due Cause hereunder except accrued and unpaid compensation and all unvested Stock Options shall immediately expire.

4.3 Termination Due to Death. The Employment Period shall be terminated upon the death of Executive. All compensation paid to Executive shall immediately cease upon such termination except for accrued and unpaid compensation pursuant to Section 5.1 herein and earned but unpaid bonus payments pursuant to Section 5.2 herein. All unvested Stock and Stock Options shall immediately become vested.

4.4 Termination Due to Permanent Total Disability. The Employment Period shall be terminated upon the Permanent Total Disability (as defined in this Section 4.4) of Executive following written notice from the Company. Permanent Total Disability is defined as an inability by Executive to perform substantially all of the services required pursuant to this Agreement for a continuous period of ninety (90) days or for a period aggregating at ninety (90) days in any consecutive twelve (12) month period when such inability is caused by illness or a physical or mental disability. Such Permanent Total

Disability shall be determined by a physician selected jointly by the parties hereto. All unvested Stock and Stock Options shall immediately become vested.

4.5 Termination Other Than Due Cause, Death, Disability or Resignation.  In the event that Executive’s employment is terminated for reasons other than Due Cause, or resignation, then all Stock and Options scheduled to vest within one year of the date of such termination shall vest immediately and the Company shall pay as severance compensation to Executive six (6) months salary compensation at his then annual salary compensation rate, including bonus earned as of the termination date. Any severance compensation paid to Executive shall be paid ratably over the remaining payment period following termination. Any bonus compensation earned as of the termination date shall be paid to Executive pursuant to the bonus payment schedule set forth in Section 5.2 herein.

4.6 Termination by Executive. Executive may terminate the Employment Period (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within thirty (15) days following written notice by Executive to Board of Directors of Company of such breach or (ii) at Executive’s convenience. In the event that Executive’s resignation is due to an uncured breach by the Company, such resignation shall be deemed a termination by the Company as without Due Cause for purposes of vesting of Stock and Stock Options pursuant to Section 5.3 herein and for payments of salary and bonus compensation as set forth in Sections 5.1 and 5.2, respectively, herein. In the event that the Employment Period is terminated by Executive at his convenience, then Executive will be due any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 5.1, 5.2, and 5.3, respectively, herein.

4.7 Surrender of Position and Properties.  Upon termination of Executive’s employment with the Company, regardless of the cause therefore, Executive shall promptly be deemed to have resigned from the Company’s Board of Directors and as an officer and director of any of the Company’s affiliates, if serving as such at that time, and shall surrender to the Company or its affiliates all property provided to him by the Company or its affiliates, as applicable, for use in relation to his employment and further, Executive shall surrender to the Company or its affiliates, as applicable, any and all sales materials, lists of customers and prospective customers, investment performance reports, files, patent applications, records, models or other materials and information of or pertaining to the Company or its affiliates or their customers or prospective customers or the products, businesses and operations of the Company or its affiliates.

4.8 Survival of Covenants. The covenants of Executive set forth in Section 6 herein shall survive the termination of the Employment Period or termination of this Agreement.

Section 5.  Compensation/Expenses.

5.1 Salary. In exchange for the services to be rendered by Executive hereunder, the Company agrees to pay, during the Employment Period, a salary at an annual rate of $18,000.  The company will make monthly payments in the amount of $1500 on the 15th of each calendar month beginning November 15, 2013.  From time to time, Executive and Company may change this compensation depending on how the scope of work and time required evolves.  Any change to this compensation can be added as an amendment to this agreement and signed by both parties.

5.2 Additional Compensation.  In the event Executive needs to travel for work on behalf of the company for meetings with testing facilities, vendors, sales and marketing partners, investors, or anything else related to the testing, development, marketing, or sale of Company’s product or future products, and/or on behalf of the Company’s business, Executive will be compensated $300 per day in addition to the $1500 monthly base salary in section 5.1.

5.3 Stock.  The Company hereby grants, as part of the compensation plan to the Executive the right to purchase Four Hundred Thousand (400,000) shares of the Company’s common stock 0.001 Cents per share. This is based on the Company’s Capital Structure consisting of a total of twenty-five million (25,000,000) outstanding shares representing 1.6% of the company.  As of the Effective Date of this Agreement, the Company’s grants of this stock to Executive will vest on the following schedule:

-100,000 shares of Company’s common stock upon execution of this agreement dated November 15, 2013

-100,000 shares of Company’s common stock on March 15, 2014

-100,000 shares of Company’s common stock on July 15, 2014

-100,000 shares of Company’s common stock on Nov 15, 2014

5.4 Business Expenses. Executive shall be reimbursed for travel and other business-related expenses that he incurs pursuant to his employment with the Company, including travel expenses incurred on Executive’s trip to Canada November 4th through November 7th, 2013, such expenses to be timely submitted and reasonable, and subject to the Company’s then standing Expense Reimbursement Policy and the review and approval of the Board of Directors or its authorized designate. Executive shall provide the Company with expense reports detailing business-related expenses and supporting documentation and other substantiation of such expenses that conform to the reporting requirements of the Company and requirements of the Internal Revenue Service.  Executive is located in the state of Florida and Executive will not have to relocate. As part of this engagement if Executive is required to commute to Company or travel on behalf of the company, Company agrees to reimburse these expenses accordingly.

Section 6. Covenants of Executive.

6.1 Confidentiality. During the Employment Period and following the termination thereof for any reason, Executive shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or its affiliates, any secret or confidential information, lists of customers and prospective customers or any other information of or pertaining to the Company or its affiliates that is not generally known within the trade of the Company or its affiliates or which is not publicly available.

6.2 Inventions and Secrecy. Except as otherwise provided in this Section 6.2, Executive (i) shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, all secret and confidential information, knowledge, or data of the Company and its affiliates obtained by Executive during his employment by the Company, which is not generally know to the public or recognized as standard practice (whether or not developed by Executive) and shall not, during his employment by the Company and following the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than the Company or its affiliates or persons or entities designated by the Company; (ii) shall promptly disclose to the Company all inventions, ideas, devices and processes made or conceived by him along or jointly with others, from the time of entering the Company’s employ and until such employment is terminated and for a one (1) year period following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company or its affiliates or resulting from or suggested by any work which he may have done for or at the request of the Company or its affiliates; (iii) shall at all times during his employment with the Company, assist the Company and its affiliates in every proper way (at the expense of the Company) to obtain and develop for the benefit of the Company inventions, ideas, devices and processes, whether or not patented; and (iv) shall perform all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company, the entire interest in such inventions, ideas, devices and processes referred to in this Section 6.2.  Executive and Company each agree that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Executive or come into his or its possession by reason of and during the term of Executive’s engagement with Company are the property of Company and will not be used by his in any way adverse to Company’s interests.  Executive also agrees not to allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company.  Executive agrees to deliver to the Company, upon demand, and in any event upon the termination of Executive’s engagement, all of such documents and things which are in Executive’s possession or under his or its control.  Executive expressly agrees that all of his work product shall be and remain the sole and exclusive property of the Company.  Accordingly, all work products eligible for any form of copyright protection shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company.

6.3 Competition Following Termination. For the six month period (severance period) following termination, for any reason, of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, (i) engage directly or indirectly, whether as an officer, director, stockholder (of 10% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise with the operation, management or conduct of any business that competes with the businesses of the Company or its affiliates being conducted at the time of such termination; (ii) solicit, contact, interfere with, or divert any customer served by the Company or its affiliates, or any prospective customer identified by or on behalf of the Company or its affiliates (such customers and prospective customers existing or identified by the Company as of the date of Executive’s termination) if such intention is to divert business from or compete with the Company; or (iii) solicit any person then or previously employed by the Company or its affiliates to join Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the businesses of the Company or its affiliates being conducted at the time of such termination.

6.4 Acknowledgement.  Executive acknowledges that the restrictions set forth in this Section 6 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of the Company and its affiliates and that the enforcement thereof will not in any manner preclude Executive, in the event of his termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a reasonable standard of living for himself, the members of his family and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

6.5 Severability - Covenants. The covenants of Executive contained in this Section 6 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

Section 7.  Indemnification.  In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The Company currently maintains a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Section 8.  Notice. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as provided herein and (iii) via facsimile to the fax number provided by the Parties below with a confirmation receipt.  Notice will hereby be deemed to be satisfied via the delivery of any of the methods listed above.

If to the Company:

Eaton Scientific Systems, Inc.

Address: 9595 Wilshire Blvd, Suite 900

   Beverly Hills, CA 90212

   Facsimile:

If to the Company General Counsel:

Attn:

   Lawrence Washor

Address: 21800 Oxnard Street Suite 790

   Woodland Hills, California 91367

   Facsimile:  (310) 479-1022

If to Executive:

Michael J. Borkowski

Address: 6365 Collins Ave

   Apt. 3403

   Miami, FL 33141

   Facsimile:

The notice shall be deemed to be received in case (i) on the date of actual receipt by the party and in case (ii) three days following the date of the mailing.

Section 9. Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon: (i) the Company unless made in writing and signed by an officer of the Company, duly authorized by the Board of Directors of the Company or; (ii) Executive unless made in writing and signed by him. The waiver by the Company or Executive of the breach of any Provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

Section 10. Governing Law/Waiver of Claims/Arbitration. (a) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada without giving effect to the principles of conflicts of laws thereof.

(b) Each Party to this Agreement hereby waives any claim it may have on such other Party due to any past business dealings between the Parties prior to the Effective Date of this Agreement.  Additionally, the parties hereto agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Executive the breach, termination or validity thereof or the present and future dealings between the parties, such disagreements and controversies shall be subject to a two step mediation and binding arbitration process.  The first step will first to a one time mediations session to be held in accordance with the Nevada Bar Associations Mediation guidelines and to be heard in front of a Mediation expert that has been practicing for a period of at least 5 years.  If the Parties fail to resolve their dispute via Mediation, the Parties agree to a second step of binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) to be held in Las Vegas, Nevada before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty days of written notice of a continuing dispute following mediation of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.

Section 11. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, but limited to the Employment Period.

Section 12. Reservation of Right. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of this Agreement without advance notice to or recourse by Executive.

Section 13. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or entity with which the Company may merge or consolidate.

Section 14. Remedies for Breach. Executive acknowledges that his services pursuant to this Agreement are unique and extraordinary and that irreparable injury will result to the Company and its businesses and properties in the event of a material breach of the terms and conditions of this Agreement to be performed by him, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person or entity in violation of any of the terms of this Agreement, and to obtain damages for any breach of this Agreement. In the event of a material breach by the Company of any of the terms and conditions of this Agreement to be performed by it, Executive shall have all remedies, legal or equitable, available to him under the laws of the State of Nevada. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.

Section 15. Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available pursuant to this Agreement or applicable law, recover his or its reasonable attorneys’ fees and costs as shall be determined and awarded by an arbitrator or court, as the case may be.

Section 16. Headings. Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

Section 17. Severability – General. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

Eaton Scientific Systems, Inc.

By:

/s/ Michael J. Borkowski

Printed:  Michael J. Borkowski

Title:

  Chief Executive Officer

Date:      November 15, 2013

Michael J. Borkowski

By:

/s/ Michael J. Borkowski

Printed:   Michael J. Borkowski

Title:

   Individual

Date:       November 15, 2013

EMPLOYMENT AGREEMENT MODIFICATION

THIS EMPLOYMENT AGREEMENT MODIFICATION (this “Modification Agreement”) is made as of the 26TH day of April, 2014, by and between Michael J. Borkowski (“Executive”) an individual and Eaton Scientific Systems Inc., a Nevada corporation (the “Company”), hereinafter known as “the Parties”.

RECITALS

WHEREAS, the Company retained the services of Executive pursuant to that certain Employment Agreement (“Employment Agreement”) dated November 15, 2013; and

WHEREAS, the Employment Agreement included certain restricted stock awards; and

WHEREAS, the Parties desire to amend certain terms of the restricted stock awards; and

WHEREAS, the Parties desire to clarify certain terms and conditions of the Employment Agreement.

NOW, THEREFORE, the Parties agree as follows:

1)

The facts set forth above are true and accurate in each respect.

2)

The Employment Agreement is hereby modified as follows:

a)

The Company for which Executive is employed shall be amended to Eco Science Solutions, Inc., a Nevada corporation, at 3250 NE 1st Avenue, Suite 305, Miami, Florida, 33137, Phone: 305-460-2259.

b)

The Parties agree that Item 5.3 of the Employment Agreement shall be stricken in its entirety, and replaced with the following:

“……

5.3 Stock Award.  Effective February 15, 2014 (the “Award Date”), the Executive shall be granted the right to purchase Four Hundred Thousand (400,000) shares of the Company’s restricted common stock at $0.001 per share (the “Stock Award’). The Stock Award shall be for services rendered commencing on the Award Date, and vest as follows:

a)

100,000 shares of Company’s common stock on February 15, 2014 (immediately)

b)

100,000 shares of Company’s common stock on March 15, 2014

c)

100,000 shares of Company’s common stock on July 15, 2014

d)

100,000 shares of Company’s common stock on November 14, 2014

The Stock Award shall be effective February 15, 2014, and shall be valued based upon the fair market value of the shares upon the Award Date.

Rev1

5.3.1 Equity Ownership The Stock Award is based upon the Company’s issue and outstanding shares of 25,443,001, and shall represent the following ownership of total issued and outstanding shares of common stock:

Award Date	Shares Awarded	Shares Outstanding Before Award	Shares Outstanding After Award	% of Equity Ownership
02/15/2014	100,000	25,443,001	25,543,001	0.39%
03/15/2014	100,000	25,543,001	25,643,001	0.78%
07/15/2014	100,000	25,643,001	25,743,001	1.16%
11/15/2014	100,000	25,743,001	25,843,001	1.55%
	400,000		25,843,001	1.55%

.….”

3)

All other terms and conditions of the Employment Agreement shall remain unchanged.

4)

This Modification may not be amended, changed, modified, altered or terminated without in each instance the prior written consent of the Parties.

5)

This Modification shall be construed in accordance with and governed by the State of Nevada.

IN WITNESS WHEREOF, and acknowledging acceptance and agreement of the foregoing, the Company and Executive affix their signatures hereto.

ECO SCIENCE SOLUTIONS, INC.	MICHAEL J. BORKOWSKI
(formerly Eaton Scientific Systems, Inc.)

/s/ Domenic Marciano	/s/ Michael Borkowski
By: Domenic Marciano	By: Michael Borkowksi
Title: Chairman	Title: Executive

Dated: April 26, 2014	Dated: April 26, 2014

Rev1